Exhibit 10.2
Project 600 Program Overview
PROJECT 600 AWARDS UNDER
SIX FLAGS ENTERTAINMENT CORPORATION
LONG-TERM INCENTIVE PLAN

The objective of the Project 600 Awards under the Six Flags Entertainment Corporation Long-Term Incentive Plan ("Project 600 Awards") is to provide management and other key employees with an equity incentive to achieve $600 million of Modified EBITDA in a calendar year (the “EBITDA Target”) by December 31, 2017. The Project 600 Awards also provide for the grant of dividend equivalent rights equal in number to the number of shares that will be granted under the applicable Project 600 Award. An aggregate of 2,400,000 shares (not including dividend equivalent rights) would be issued if the EBITDA Target is achieved in calendar 2017, to the extent provided in the applicable Project 600 Award agreement.
The Project 600 Awards provide management with incentive to reach the EBITDA Target earlier by providing: (a) a 15% early achievement bonus (2,760,000 total shares) if the EBITDA Target is met for calendar year 2016 and (b) a 35% early achievement bonus (3,240,000 total shares) if the EBITDA Target is met for calendar year 2015, all to the extent provided in the applicable Project 600 Award agreement. If the EBITDA Target is met for the first time in calendar year 2018 and there has been no early achievement bonus or partial achievement award (as described in the Project 600 Award agreement), the number of shares awarded to each participant will be equal to 50% of the base award.
A minimum achievement hurdle of $575 million applies and any overperformance above $575 million would be credited to the immediately subsequent calendar year.
The terms and conditions of the Project 600 Awards are set forth in a separate Project 600 Award agreement that shall apply in the event of any conflict with this Project 600 Program Overview.